EXHIBIT 10.1

[Name]
[Address]

Dear [First Name],

     As you are aware, CoSine Communications, Inc. (the “Company”) is exploring strategic alternatives, including a possible merger, sale and/or dissolution of the Company. We would appreciate your continued services during the Transition Period (as defined below), and offer you certain compensation incentives in exchange for your continued employment and agreement to execute a general release of claims, as explained further below:

Employment Terms

(a)	The Transition Period shall be from August 1, 2004 until the earlier of (i) a Qualifying Termination, or (ii) December 31, 2004 (the “Transition Period”).

A “Qualifying Termination” means a termination by the Company of your employment due to a job elimination or restructuring caused by a merger, acquisition, divestiture, Company or unit shutdown, liquidation, dissolution, departmental consolidation, technological change or similar business reason (as determined by the compensation committee (the “Committee”) of the Company’s board of directors in its sole discretion). Notwithstanding the foregoing, a Qualifying Termination will not occur: (i) if you do not enter into such non-compete, non-solicitation, or non-disparagement agreement as the Committee may determine is necessary, or fails to comply with any other requirement imposed by the Committee in its sole discretion; (ii) if you are terminated for reasons described above and your are offered employment by the Company or a successor in interest to the Company at a location not more than thirty (30) miles from your previous position, and the offered position has equal or greater base pay and base hours as the employee’s position before the termination (as determined by the Committee in its sole discretion), unless you accept such employment and the Company or successor in interest to the Company terminates your employment without cause within six months of such acceptance; (iii) if you are terminated and are offered and accepts a position providing services for the Company or for a successor in interest to the Company; (iv) if you are terminated and are offered and becomes an independent contractor with the Company or a successor in interest to the Company, unless you are terminated as such an independent contractor within six months of becoming such an independent contractor; (v) if you are terminated for reasons related to your job performance or conduct (as determined by the Committee in its sole discretion); or (f) if your die, become disabled, retire or voluntarily resign your employment.

(b)	During the Transition Period you will continue to be an at-will employee of Company. Your employment relationship may be terminated at any time, for any reason, with or without cause, with or without notice, at your option or Company’s option.

(c)	In addition to your normal base salary, you shall accrue a retention bonus at a rate equal to 100% of your current hourly base salary (the “Retention Bonus”) for every Company business day during the Transition Period that you remain employed with the Company and are not on an unpaid leave of absence or unpaid time off. Payment of the Retention Bonus, less applicable withholdings, shall be made to you on a regular ongoing basis in accordance with the regular payroll cycle. Upon the expiration of the Transition Period, you shall also be entitled to receive a lump sum payment (even if you are continued to be employed by the Company thereafter) equal to (i) your annual base salary minus (ii) the aggregate Retention Bonus actually paid to you during the Transition Period (the “Severance Payment”). The Severance Payment will be subject to applicable withholdings.

(d)	If prior to the end of the Transition Period, you employment with the Company is terminated as a result of a non-Qualifying Termination, you will not receive any portion of the Severance Payment.

(e)	If your employment with the Company is terminated at any time as a result of a Qualifying Termination, you will also be deemed to have elected COBRA coverage under the Company’s health plan, and the Company shall pay your first twelve (12) months of COBRA premiums. These twelve (12) months of coverage shall be counted against your total COBRA eligibility period.

(f)	The retention and severance benefits contained herein are in lieu of and supercede any benefits you may be entitled to under the Company’s Severance Pay Plan.

(g)	As further consideration for payment to you of the Retention Bonus and Severance Payment, you agree to execute a general release of any and all claims against Company upon the termination of your employment.

(h)	Nothing in this Agreement is intended to create any rights to employment or employee benefits except as expressly set forth in this Agreement. This Agreement represents the entire agreement and understanding between you and the Company concerning your transitional employment with the Company. This Agreement may only be amended in writing by mutual agreement of you and the Company. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from this agreement shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05, and pursuant to California law.

To accept the Agreement, please date and sign this letter and return it to the Company. (An extra copy for your files is enclosed).

We appreciate your contribution in anticipation of and during the Transition Period.

Sincerely,	I have read, understand and agree to the terms set forth above.

CoSine Communications, Inc.

By:
Name:
Title: